TOTAL RETURN U.S. TREASURY FUND, INC.
                          MANAGED MUNICIPAL FUND, INC.
                    NORTH AMERICAN GOVERNMENT BOND FUND, INC.
                             ISI STRATEGY FUND, INC.

                     CODE OF ETHICS PURSUANT TO SECTION 406
                        OF THE SARBANES-OXLEY ACT OF 2002

I.    COVERED OFFICERS/PURPOSE OF THE CODE

      This  Code of  Ethics  ("Code")  has been  adopted  by TOTAL  RETURN  U.S.
TREASURY FUND, INC. ("TOTAL RETURN"), MANAGED MUNICIPAL FUND, INC. ("MANAGED MUNICIPAL"), NORTH AMERICAN GOVERNMENT BOND FUND, INC. ("NORTH AMERICAN") and ISI STRATEGY FUND, INC. ("STRATEGY") (each a "FUND" and, together, the "ISI FUNDS") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the "ACT"). This Code applies to each Fund's Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (or others serving in a similar capacity) (the "COVERED OFFICERS," as identified in EXHIBIT A). This Code has been adopted for the purpose of promoting:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

      o     compliance  with  applicable   laws  and   governmental   rules  and
            regulations;

      o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

      o     accountability for adherence to the Code.

      Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

      OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Fund.

      Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (including the regulations thereunder, the "1940 ACT") and the Investment Advisers Act of 1940 (including the regulations thereunder, the "INVESTMENT ADVISERS ACT"). For example, Covered Officers may not engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of each Fund and its investment advisor and any sub-advisor (the "ADVISOR") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. SEE ALSO Section V of this Code.

      Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Funds and the Advisor or a Fund's administrator or fund accounting agent ("OTHER SERVICE PROVIDERS"), of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether for the Fund or for the Advisor or other service providers, or for any of them), be involved in establishing policies and implementing decisions that will have different effects on the Advisor and other service providers and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Fund and the Advisor and such other service providers and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, the Funds' Board of Directors ("BOARD") recognize that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

      Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

                                     * * * *

      With respect to each Fund, each Covered Officer must not:

      o use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

      o cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; or

      o retaliate against any other Covered Officer or any employee of the Funds or their service providers for reports of potential violations that are made in good faith.

      There are some conflict of interest situations that should always be approved by the President of the Fund (or, with respect to activities of the President, by the chairman of the Fund's audit committee). These conflict of interest situations are listed below:

      o service on the board of directors or governing board of a publicly traded entity;

      o the receipt of any non-nominal gifts from persons or entities who have or are seeking business relationships with any Fund;

      o the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

      o any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Fund, other than the Advisor or another service provider or their respective affiliates. [This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the outstanding securities of the relevant class.]

      o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with the Advisor, the Fund's principal underwriter or their respective affiliates. [This restriction shall not apply to or otherwise limit
            (i) the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the particular class of security outstanding or (ii) the receipt by the Advisor or an affiliate of research or other benefits in exchange for "soft dollars."]

III.  DISCLOSURE AND COMPLIANCE

      o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund;

      o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's Board and auditors, and to governmental regulators and self-regulatory organizations;

      o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the Advisor and, as applicable, other service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

      o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.   REPORTING AND ACCOUNTABILITY

      With respect to each Fund, each Covered Officer must:

      o upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Fund that he or she has received, read and understands the Code;

      o annually thereafter affirm to the Fund that he or she has complied with the requirements of the Code;

      o provide full and fair responses to all questions asked in the Fund's periodic Director and Officer Questionnaire as well as with respect to any supplemental request for information; and

      o notify the President of the Fund promptly if he or she knows of any violation of this Code (with respect to violations by a President, the Covered Officer shall report to the chairman of the Fund's Audit and Compliance Committee (the "COMMITTEE")). Failure to do so is itself a violation of this Code.

      The President of the Fund is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the President will be considered by the Committee.

      The Funds will follow these procedures in investigating and enforcing this Code (in the case of a suspected violation of this Code by the President, the actions specified below to be taken by the President will instead be the responsibility of the chairman of the Committee):

      o the President will take all appropriate action to investigate any potential violations reported to him, which may include the use of internal or external counsel, accountants or other personnel;

      o if, after such investigation, the President believes that no violation has occurred, the President is not required to take any further action;

      o any matter that the President believes is a violation will be reported to the Committee;

      o if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Advisor or its board; or a recommendation to dismiss the Covered Officer;

      o the Committee will be authorized to grant waivers, as it deems appropriate; and

      o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.    OTHER POLICIES AND PROCEDURES

      This Code shall be the sole code of ethics adopted by the ISI Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the ISI Funds or the Advisor or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The ISI Funds' and their Advisors' and service providers' codes of ethics under Rule 17j-1 under the 1940 Act and the Advisors' and other service providers' more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.   AMENDMENTS

      Any amendments to this Code, other than amendments to EXHIBIT A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

VII.  CONFIDENTIALITY

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as authorized by the Board.

VIII. INTERNAL USE

      The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance or legal conclusion.



Date:  _______________________

                                    EXHIBIT A
                                    ---------


PERSONS COVERED BY THIS CODE OF ETHICS
--------------------------------------

------------------------- ------------------------- ------------------------- --------------------------
                                 PRINCIPAL                 PRINCIPAL
                                 EXECUTIVE                 FINANCIAL             PRINCIPAL ACCOUNTING
FUND                              OFFICER                   OFFICER                     OFFICER
------------------------- ------------------------- ------------------------- --------------------------
Total Return                  R. Alan Medaugh         Stephen V. Killorin        Stephen V. Killorin
------------------------- ------------------------- ------------------------- --------------------------

Managed Municipal             R. Alan Medaugh         Stephen V. Killorin        Stephen V. Killorin
------------------------- ------------------------- ------------------------- --------------------------

North American                R. Alan Medaugh         Stephen V. Killorin        Stephen V. Killorin
------------------------- ------------------------- ------------------------- --------------------------

Strategy                      R. Alan Medaugh         Stephen V. Killorin        Stephen V. Killorin
------------------------- ------------------------- ------------------------- --------------------------

Note that a listed officer is only a "Covered Officer" of the Fund(s) for which he or she serves as a Principal Executive Officer, Principal Financial Officer or Principal Accounting Officer.


                                      -A1-